UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2005

American Medical Alert Corp.

(Exact name of registrant as specified in its charter)

New York	333-54992	11-2571221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3265 Lawson Boulevard, Oceanside, New York		11572
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (516) 536-5850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 23, 2005, the Board of Directors of American Medical Alert Corp. (the “Company”) adopted a new compensation policy for its outside independent directors. Under the new policy, effective  for the 2005 calendar year, directors who are also members of the audit committee or compensation committee of the Board of Directors will receive an annual cash payment of $15,000, payable quarterly in arrears, and all other outside independent directors will receive an annual cash payment of $9,000, payable quarterly in arrears. In addition, all outside independent directors will be entitled to receive stock options to purchase 10,000 shares of common stock annually upon election at the annual meeting of shareholders.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 23, 2005, the Board of Directors of the Company adopted certain amendments to the Company’s bylaws to provide (i) that the record date for any meeting of shareholders or any other action, shall be no more than 60 days (instead of 50) prior to the date of such meeting or any other action, (ii) that the notice of any meeting of shareholders shall be given to each shareholder entitled thereto, no more than 60 days (instead of 50) before the date of such meeting, and (iii) that the notice of any meeting of shareholders may be given electronically if the shareholders consents to such method. A copy of the text of such amendments is filed herewith as exhibit 3(ii).

Item 8.01. Other Events.

On May 27, the Company issued a press release announcing that the Board of Directors has set August 18, 2005 as the date for the annual meeting of shareholders of the Company.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

3(ii)                            Text of amendment to the bylaws of the Company.

99.1                           Press release announcing date of annual meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:                    May 27, 2005

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Richard Rallo
Name: Richard Rallo
Title: Chief Financial Officer